LifeVantage Announces Refinancing of Term Loan

New three-year term loan with Zions Bank provides reduced interest rate and extended maturity

Salt Lake City, UT, April 4, 2016, LifeVantage Corporation (Nasdaq: LFVN), announced today that it has entered into a new $10 million three-year term loan credit package with Zions Bank. Proceeds from the new credit agreement, along with cash on hand, will be used to repay the company’s existing higher interest rate term loan with TCW.

“We are very pleased to partner with Zions Bank on our new credit agreement,” said LifeVantage Chief Financial Officer, Mark Jaggi. “The new term loan offers a significantly reduced interest rate than our prior credit agreement, and more appropriately reflects our favorable financial position and strong cash flows.”

About LifeVantage Corporation
LifeVantage Corporation (Nasdaq: LFVN), is a science based network marketing company dedicated to visionary science that looks to transform health, wellness and anti-aging internally and externally at the cellular level. The company is the maker of Protandim®, the Nrf2 Synergizer® patented dietary supplement, the TrueScience™ Anti-Aging Skin Care Regimen, Canine Health, the AXIO™ energy product line and the PhysIQ™ smart weight management system. LifeVantage was founded in 2003 and is headquartered in Salt Lake City, Utah.

Forward Looking Statements
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Investor Relations Contact:
Cindy England (801) 432-9036
Director of Investor Relations
-or-
Scott Van Winkle (617) 956-6736
Managing Director, ICR